UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Chatham Lodging Trust
(Name of Registrant as Specified In Its Charter)

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50 Cocoanut Row, Suite 211

Palm Beach, FL 33480

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2015

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Brazilian Court Hotel at 301 Australian Avenue, Palm Beach, Florida 33480, on Thursday, May 21, 2015, at 9:00 a.m., for the following purposes:

1. To elect three trustees of the Company to hold office for a one-year term and until their respective successors as trustees are duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2015;

3. To hold an advisory vote on executive compensation as disclosed in these materials; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 1, 2015, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully and vote. Your cooperation is appreciated, because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On or about April 20, 2015, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 Proxy Statement and Annual Report and vote online. Registered shareholders will be furnished a printed copy of the 2015 Proxy Statement and Annual Report by mail.

BY ORDER OF THE BOARD OF TRUSTEES,

ERIC KENTOFF

Corporate Secretary

Palm Beach, Florida

April 17, 2015

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

MAY 21, 2015

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form furnished are solicited by the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) to be voted at the Annual Meeting of Shareholders to be held on May 21, 2015, or at any adjournment or postponement thereof (the “Annual Meeting”). The individuals named as proxies are Dennis Craven and Eric Kentoff. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 17, 2015 to shareholders of record at the close of business on April 1, 2015 (the “Record Date”).

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1.	FOR the nominees for Trustee listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent registered public accountants; and

3.	FOR the approval, on an advisory non-binding basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 38,218,580 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of Trustees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 21, 2015. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2014. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request the materials. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the U.S. Securities and Exchange Commission, are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future annual meetings of shareholders in printed or email form.

A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of trustees, the affirmative vote of a majority of the votes cast is required to elect a trustee.

With respect to proposal 2, the ratification of the selection of the Company’s independent registered public accountants, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Declassification of the Board of Trustees; Opt-out of Section 3-803 of the Maryland General Corporation Law (“MGCL”)

On November 12, 2013, in order to protect shareholder value in response to an unsolicited takeover proposal that the Board of Trustees had determined was inadequate and contrary to the best interests of the Company and its shareholders, the Company, by resolution of the Board, opted in to Section 3-803 of the MGCL to classify the Board into three classes having staggered three-year terms. The Company announced that the classification was solely intended to protect shareholder value and was not intended to be a permanent feature of the Company’s corporate governance. At that time, the Company also announced that it was committed to take action within two years to declassify the Board of Trustees. By January 2015, the Company’s share price had reached $31.60 per share, approximately 47.0% higher than the unsolicited offer price made 14 months earlier in November 2013.

On April 9, 2015, in accordance with its previously announced commitment to take action within two years to declassify the Board of Trustees, the Board adopted a resolution, and the Company filed articles supplementary to the Company’s declaration of trust with the Maryland State Department of Assessments and Taxation, to (i) cause the Company to no longer be subject to Section 3-803 of the MGCL and (ii) provide for the declassification of the Board. The resolution and articles provide for annual elections to be phased in over two years, commencing with the Annual Meeting and fully implemented by the 2017 annual meeting of shareholders. The election to declassify the Board did not shorten the term of any current trustee.

As a result of the election to declassify the Board, the three trustees who were in Class II (with a term expiring in 2015) have been nominated for election at the Annual Meeting to serve as trustees for one year (i.e., until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified). The Company expects that those three trustees and the three trustees whose terms as Class III trustees expire at the 2016 annual meeting will be nominated for election at the 2016 annual meeting of shareholders to serve as trustees for one year (i.e., until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified). Similarly, and to complete the declassification process, the Company expects that all nine trustees will be nominated for election at the 2017 annual meeting of shareholders to serve as trustees for a one-year term (i.e., until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified).

Nominees for Election at the Annual Meeting

The terms of office for our three Class II trustees, C. Gerald Goldsmith, Rolf E. Ruhfus and Joel F. Zemans, will expire at the Annual Meeting. The Nominating and Corporate Governance Committee recommended for nomination, and the Board has nominated, all three of these trustees to serve a one-year term expiring at the 2016 annual meeting of shareholders and until their successors are duly elected and qualified.

Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s common shares represented by the enclosed proxy will be voted FOR the election of the nominees to serve as trustees until the 2016 annual meeting and until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.

The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.

The following table and biographical descriptions set forth information with respect to the three trustee nominees for election at the Annual Meeting whose terms of office will expire at our 2016 annual meeting of shareholders, and the Class I and Class III continuing trustees, whose terms of office will expire at our 2017 and 2016 annual meetings of shareholders, respectively.

Trustee Nominees for Election at the Annual Meeting (If Elected, Term will Expire at the 2016 Annual Meeting of Shareholders)

Name	Age	Position
C. Gerald Goldsmith	86	Trustee
Rolf E. Ruhfus	70	Trustee
Joel F. Zemans	73	Trustee

Class III Continuing Trustees (Term will Expire at the 2016 Annual Meeting of Shareholders)

Jeffrey H. Fisher	59	Chairman, President and Chief Executive Officer
Robert Perlmutter	53	Trustee
Thomas J. Crocker	61	Trustee

Class I Continuing Trustees (Term will Expire at the 2017 Annual Meeting of Shareholders)

Jack P. DeBoer	84	Trustee
Glen R. Gilbert	70	Trustee
Miles Berger	84	Trustee

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

(TERMS WILL EXPIRE IN 2016)

C. Gerald Goldsmith

Mr. Goldsmith has been a trustee of the Company since the completion of our initial public offering (“IPO”) in April 2010. He has been an independent investor and financial advisor since 1976 and has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers USA Trust, then a NYSE-listed company (“Innkeepers”) from September 1994 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Goldsmith should serve as a trustee due to his extensive financial experience to the compensation committee function and his experience specific with banking functions pertinent to the Company.

Rolf E. Ruhfus

Mr. Ruhfus has been a trustee of the Company since the completion of our IPO in April 2010. He is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Archer hotel brand and in 2011, sold 20 hotels to Hyatt Hotels. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the boards of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Ruhfus should serve as a trustee due to his extensive experience specific to the limited service and extended stay hotel industry segments that correlate with our own strategy.

Joel F. Zemans

Mr. Zemans has been a trustee of the Company since the completion of our IPO in April 2010. He has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company that specialized in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 2001, Mr. Zemans served as Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its three subsidiaries: Mid Town Bank and Trust Company of Chicago, Mid Town Development Corporation and Equitable Finance Corporation. Currently he serves on the Board of Directors of privately held Bright Electric Supply, and MBA Building Supplies. Mr. Zemans, who holds both a B.A. and an M.B.A. from the University of Chicago, previously served on the Board of Trustees of Innkeepers USA (a NYSE-listed company) from November 2001 until Innkeepers’ sale in June 2007, and on the Board of Mid America Bank, a subsidiary of MAF Bancorp, Inc. (a NASDAQ-listed company) from 2001 to 2004. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Zemans should serve as a trustee due to his extensive financial experience specific to the audit function and corporate compliance as well as his banking industry expertise.

CLASS I CONTINUING TRUSTEES

(TERMS WILL EXPIRE IN 2017)

Miles Berger

Mr. Berger has been a trustee of the Company since the completion of our IPO in April 2010. He has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger has served on the Board of Trustees of Universal Health Realty Income Trust, a publicly traded health care REIT, since December 1998. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves on the boards of numerous philanthropic organizations. Mr. Berger previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Berger should serve as a trustee due to his extensive financial experience specific to the REIT industry.

Jack P. DeBoer

Mr. DeBoer has been a trustee of the Company since the completion of our in April 2010. He is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provides affordable extended-stay lodging. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. DeBoer should serve as a trustee due to his extensive financial experience specific to the extended stay hotel industry.

Glen R. Gilbert

Mr. Gilbert has been a trustee of the Company since the completion of our IPO in April 2010. He was employed by BFC Financial Corporation, a publicly traded savings bank and real estate holding company, from November 1980 through April 2011. During that period, Mr. Gilbert served in several senior management positions, including as Chief Financial Officer from May 1987 to April 2007 and as Executive Vice President from July 1997 to April 2007. Mr. Gilbert also served as Senior Executive Vice President for Levitt Corporation, a then publicly traded home builder and real estate developer, from August 2004 to December 2005, after serving as its Chief Financial Officer and Executive Vice President from April 1997 to August 2004. Mr. Gilbert has also held various executive and chief financial officer positions for other entities related to BFC Financial Corporation. Mr. Gilbert was a certified public accountant from 1970 through 2008 and graduated from the University of Florida with a B.S.B.A. degree in accounting. Mr. Gilbert began his accounting career with KPMG LLP in 1970. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Gilbert should serve as a trustee due to his extensive financial experience specific to the audit function and corporate compliance.

CLASS III CONTINUING TRUSTEES

(TERMS WILL EXPIRE IN 2016)

Jeffrey H. Fisher

Mr. Fisher has been our Chairman of the Board, Chief Executive Officer and President since our formation in October 2009. Mr. Fisher is also the majority shareholder of Island Hospitality Management Inc. (“IHM”), a firm he founded in 2007 that currently manages 149 hotels for hotel owners (including 81 of the hotels owned by our two joint ventures with affiliates of NorthStar Realty Finance Corp. (“NorthStar”)) and 33 of our wholly-owned hotels. From 1994 to 2007, Mr. Fisher was Chairman, Chief Executive Officer and President of Innkeepers, a lodging REIT he founded and took public in 1994 and was also Chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June 2007 to an institutional investor at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA). The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Fisher should serve as a trustee due to his extensive experience in the limited service and extended stay hotel industry segments both on the ownership and management sides.

Thomas J. Crocker

Mr. Crocker has been a trustee of the Company since the completion of our IPO in April 2010. He is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a NYSE-listed REIT which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a NYSE-listed REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers from February 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Crocker should serve as a trustee due to his extensive experience leading his own REITs, his understanding of financial markets, and his considerable acquisitions experience.

Robert Perlmutter

Mr. Perlmutter has been a trustee of the Company since the completion of our IPO in April 2010. He is Executive Vice President of Leasing with The Macerich Company, focusing on leasing and merchandising. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers. From 1983 to 1988, Mr. Perlmutter worked as an investment analyst for Heitman Financial Services, Ltd. in its acquisitions and dispositions division. From 1988 to 1990, he served as President of Heitman Financial, in which capacity he was responsible for overseeing all of the company’s acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to 20 directly managed malls and 29 joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company. He is a member of the International Council of Shopping Centers and a board member of the First Bank of Highland Park. Mr. Perlmutter received a

Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Perlmutter should serve as a trustee due to his extensive experience in real estate development, acquisitions and dispositions that is relevant to the Company’s own growth strategy.

Biographical Information Regarding Executive Officers Who Are Not Trustees

Dennis M. Craven — Executive Vice President and Chief Financial Officer

Mr. Craven, age 43, is our Executive Vice President and Chief Financial Officer. He joined the Company on September 9, 2010. Mr. Craven previously served as Executive Vice President and Chief Financial Officer of Innkeepers from March 2006 until the Innkeepers, sale in June 2007. Following the acquisition, he continued to serve as Chief Financial Officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Peter Willis — Executive Vice President and Chief Investment Officer

Mr. Willis, age 47, is our Executive Vice President and Chief Investment Officer. He joined our Company in October 2009 prior to our initial public offering. Mr. Willis has over 23 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in 18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts. While evaluating, negotiating and underwriting specific hotel investments and obtaining and negotiating management contract prospects, Mr. Willis also supported strategic acquisition and corporate planning efforts.

Mr. Willis also held positions with an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the United States.

Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.

Trustee Independence

Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and as the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•

a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

(i) a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•

a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Miles Berger, Thomas J. Crocker, Jack P. DeBoer, Glen R. Gilbert, C. Gerald Goldsmith, Robert Perlmutter, Rolf E. Ruhfus and Joel F. Zemans. We presently have nine trustees, including these eight independent trustees.

Committees of the Board

Our Board of Trustees has established an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect. In 2014, the Audit Committee met seven times, the Compensation Committee met three times, and the Nominating and Corporate Governance Committee met three times.

Audit Committee

Our Audit Committee consists of Messrs. Gilbert (Chair), Berger and Zemans. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Gilbert, an independent trustee, is the chair of our Audit Committee and our Board of Trustees has determined that he is an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

Our Compensation Committee consists of Messrs. Goldsmith (Chair), Berger and Zemans. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Crocker (Chair) and Goldsmith. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for trustee nominees. As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Nominating and Corporate Governance Committee annually reviews the board with respect to diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board. Shareholders may make recommendations of potential trustee nominees to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information for evaluation by our Board or our Nominating and Corporate Governance Committee. Nominees recommended by shareholders will be evaluated in the same manner as those recommended by the Nominating and Corporate Governance Committee.

Shareholder Advisory Resolutions

During our 2014 Annual Meeting of Shareholders, shareholders voted on an advisory, non-binding resolution to approve executive compensation (“Say on Pay”) with approximately 96% of votes cast at the 2014 Annual Meeting in favor of executive compensation. After the 2011 Annual Meeting, the Company announced its decision to hold the Say on Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable.

Code of Business Conduct

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of this Code of Business Conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480. The code of conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to The Chief Executive Officer, Chief Financial Officer or Controller, we will disclose (on our website or in a Current Report on Form 8-K filed with the SEC) the nature of the amendment or waiver, its effective date and to whom it applies.

Policy on Voting Regarding Trustees

In 2014, our Board of Trustees adopted a policy on voting regarding trustees that requires, at any meeting of shareholders at which members of the Board of Trustees are to be elected by the shareholders in an uncontested election, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board, no later than two weeks after the certification of the voting results, a written offer to resign from the Board of Trustees. An uncontested election is one in which the number of individuals who have been nominated for election as a trustee is equal to, or less than, the number of trustees to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board of Trustees whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why shareholders cast “withheld” votes for the trustee, (ii) the qualifications of the trustee and (iii) whether the trustee’s resignation from the Board of Trustees would be in our best interest and the best interests of our shareholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the trustee until the next relevant meeting of shareholders, (ii) an undertaking to seek a replacement trustee, or (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board of Trustees.

Any trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.

If a trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of trustees constituting the Board of Trustees. The Board of Trustees will determine the treatment of any compensation due or payable to the resigning trustee.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

We will disclose publicly the Board of Trustees’ decision, the process by which the decision was made and, if applicable, the reasons for rejecting a resignation offer, in a Current Report on Form 8-K filed with the SEC.

Strong Corporate Governance Practices

We have made strong corporate governance a priority. The following table highlights some of the key elements of our corporate governance practices.

Corporate Governance Highlights

☑ Majority voting policy	☑ No trustee attended < 75% of the Board/Committee meetings in 2014

☑ CEO Succession Plan	☑ Began declassification of the temporarily classified Board

☑ No shareholder rights plan or “poison pill”	☑ Policy prohibiting hedging or pledging of our stock

☑ 8 of our 9 trustees are independent	☑ Compensation “clawback” policy

☑ Lead independent trustee (Mr. Berger)	☑ Strong pay-for-performance philosophy

☑ All standing committees consist solely of independent trustees	☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee

☑ Regular executive sessions of independent trustees	☑ Comprehensive Code of Business Conduct and Corporate Governance Guidelines

☑ Stock ownership guidelines for Directors and executive officers

Execution of the Company’s Business Plan

In 2014, the Company followed up a very successful 2013 with outstanding results. The Company generated a total shareholder return of 47% after generating a total shareholder return of 40% in 2013. The Company’s equity market capitalization increased 87% to $985 million. The Company was named to the MSCI US REIT Index (RMZ) which, according to MSCI Inc., represents about 99% of the U.S. REIT universe. We realized a tax-free gain of approximately $80 million or approximately $3 per share on the recapitalization of the Innkeepers joint venture with our new joint venture partner, NorthStar Realty Finance Corp. (“NorthStar”). The Company grew hotel investments by approximately $500 million.

Operating results were also strong in 2014. The Company increased revenue per available room (“RevPAR”) by 8.2% and increased earnings before interest, taxes, depreciation and amortization (“EBITDA”) by 64% year-over-year compared to the year ended 2013.

We acquired nine hotels for approximately $500 million during 2014, or nearly 70% growth from the previous year, including the acquisition of four Residence Inn by Marriott hotels in the Silicon Valley market in California. The nine hotels acquired in 2014 are:

•	231-room Residence Inn by Marriott Silicon Valley #1 Sunnyvale, California

•	248-room Residence Inn by Marriott Silicon Valley #2 Sunnyvale, California

•	160-room Residence Inn by Marriott San Mateo, California

•	112-room Residence Inn by Marriott Mountain View, California

•	194-room Hyatt Place Denver/Cherry Creek, Colorado

•	179-room Hilton Garden Inn Burlington, Massachusetts

•	176-room Courtyard by Marriott Dallas (Addison), Texas

•	120-room Residence Inn by Marriott West University Houston, Texas

•	100-room Courtyard by Marriott West University Houston, Texas

In January 2014, we marketed for sale the former Innkeepers USA joint venture acquired with Cerberus Capital Management. In June 2014, we acquired the joint venture with affiliates of NorthStar. As a result of the sale, the Company earned a significant promoted interest, realizing a gain of approximately $80 million on our original $37 million investment in 2011. Additionally, we were able to roll our gain tax-free into the new joint venture with NorthStar and into the acquisition of the four aforementioned Silicon Valley hotels.

In November 2014, the Company formed another joint venture with affiliates of NorthStar to acquire a 48-hotel portfolio with 6,976 rooms from Inland American Real Estate Trust, Inc. (“Inland American”) and, in the process, we acquired from Inland American four additional hotels with 575 rooms for approximately $107 million.

In the first quarter of 2014, the Company implemented a $50 million at-the-market equity offering plan (the “ATM Plan”). During 2014, the Company issued 880,820 shares under the ATM Plan at a weighted-average price per share of $23.54.

Also in the first quarter of 2014, the Company instituted a $25 million dividend reinvestment plan and direct share purchase plan (the “DRSSP”) to provide shareholders with a simple and convenient method of reinvesting cash dividends and purchasing common shares. During 2014, the Company issued 2,083 shares under the DRSSP at a weighted-average price per share of $24.38.

Compensation Committee Interlocks and Insider Participation

None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor have any of our trustees serving on our Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serve as a member of the board of trustees (or board of directors) or compensation committee of any entity that has one or more executive officers serving on our Board of Trustees.

Trustee Compensation

For 2014 service to the Company, each of our independent trustees was paid a trustee’s fee of $75,000 per year. The trustees who serve as our lead trustee, Audit Committee chairman, Compensation Committee chairman and Nominating and Corporate Governance Committee chairman were paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees, other than the additional fees paid for service as the lead trustee or chairman of one of our committees, are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of such fees in the form of our common shares. In January 2014, common share grants were made to each independent trustee for the share component of their 2013 annual compensation. Trustees who are employees receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees. In light of the performance of the Company, its rapid growth, and the competition among public companies seeking trustees or directors who are as qualified and experienced as the members of the Board of Trustees, the Compensation Committee recommended and the Board approved an increase in 2015 of the amounts we pay to our trustees for their service to us. Effective as of January 1, 2015, each of our independent trustees will be paid an annual trustee’s fee of $100,000 per year, and trustees who serve as our lead trustee, Audit Committee Chairman, Compensation Committee Chairman, and Nominating and Corporate Governance Committee Chairman will be paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively.

The following table sets forth information with respect to the compensation of our independent trustees for 2014.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Share Awards ($)(3)	Total
Miles Berger	47,500	37,500	85,000
Thomas J. Crocker	42,500	37,500	80,000
Jack P. DeBoer	37,500	37,500	75,000
Glen R. Gilbert	47,500	37,500	85,000
C. Gerald Goldsmith	45,000	37,500	82,500
Robert Perlmutter	—	75,000	75,000
Rolf E. Ruhfus	37,500	37,500	75,000
Joel F. Zemans	37,500	37,500	75,000

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table located elsewhere in this proxy statement.
(2)	Reflects cash payments of $37,500 to each of our independent trustees as one-half of the trustee’s annual fee, except for Mr. Perlmutter who elected to receive his entire trustee fee in common shares, as well as additional cash fees of (i) $10,000 to Mr. Berger for service as our lead independent trustee, (ii) $10,000 to Mr. Gilbert for service as the chairman of our Audit Committee, (iii) $7,500 to Mr. Goldsmith for service as the chairman of our Compensation Committee and (iv) $5,000 to Mr. Crocker for service as the chairman of our Nominating and Corporate Governance Committee.
(3)	Amounts reflect the full grant date fair value of common shares granted during 2014, calculated in accordance with ASC 718. Under our 2011 compensation plan, as amended and restated in 2013 (our “Equity Incentive Plan”), we granted 1,838 common shares in January 2014 to each of our independent trustees as one-half of the trustee’s annual fee and 3,676 common shares to Mr. Perlmutter who elected to receive his entire trustee fee in common shares. See “Trustee Compensation” above.

Narrative Disclosure to Trustee Compensation Table

Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.

Shareholder Communications to the Board

Shareholders may contact an individual trustee, the Board as a group, or a specified Board committee or group, including the non-employee trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Trustees met ten times. All members of the Board attended 75% or more of the Board meetings and meetings of the committees on which he served either in person or by conference call. As set forth in our Corporate Governance Guidelines, trustees are invited and encouraged to attend meetings of shareholders. Eight of our trustees attended last year’s annual meeting of shareholders in person and the other trustee attended telephonically.

Leadership Structure and Risk Oversight

Management is responsible for the day-to-day management of risks we face. The Board of Trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. Our Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our Nominating and Corporate Governance Committee oversees corporate governance risks and our Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.

Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Berger has been appointed lead independent trustee. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as both our Chairman and our Chief Executive Officer because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to serve as lead independent trustee, to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer also serve as our Chairman may cause management to have undue influence on our Board of Trustees. As lead independent trustee, Mr. Berger presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.

The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board of Trustees materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 31, 2015 by (i) each of our trustees, (ii) each of our named executive officers, (iii) each holder known to us to own 5% or more of our common shares based upon filings made with the SEC and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. No shares beneficially owned by any executive officer or trustee have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned(1)		Percent of Class
The Vanguard Group	3,609,452	(2)	9.44%
Vanguard Specialized Fund — Vanguard REIT Index Fund	2,457,384	(3)	6.42%
BlackRock, Inc.	2,156,455	(4)	5.64%
Jeffrey H. Fisher	668,996	(5)	1.75%
Dennis M. Craven	75,911	(6)	*
Peter Willis	60,009	(7)	*
Robert Perlmutter	26,212		*
Miles Berger	21,587		*
Joel F. Zemans	20,587		*
Jack P. DeBoer	20,370		*
Thomas J. Crocker	16,870		*
Glen R. Gilbert	15,587		*
Rolf E. Ruhfus	15,587		*
C. Gerald Goldsmith	10,625		*
All executive officers and trustees as a group (11 persons)	952,341		2.49%

*	Represents less than 1% of our common shares outstanding.
(1)

The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The numbers of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table are current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of March 31, 2015 based on 38,218,580 shares outstanding.

(2)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, a Pennsylvania corporation (“Vanguard”), and affiliates reporting ownership of these shares as of December 31, 2014. Vanguard has sole voting power over 84,733 shares, shared voting power over 6,100 shares, sole dispositive power over 3,561,819 shares, and shared dispositive power over no shares. Vanguard has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.

(3)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 6, 2015 by Vanguard Specialized Funds — Vanguard REIT Index Fund, a Delaware statutory trust (“Vanguard Index Fund”), and affiliates reporting ownership of these shares as of December 31, 2014. Vanguard has sole voting power over 2,457,384 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares. Vanguard Index Fund has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 2, 2015 by BlackRock, Inc., a Delaware corporation (“BlackRock”), and affiliates reporting ownership of these shares as of December 31, 2014. BlackRock has sole voting power over 2,042,636 shares, shared voting power over no shares, sole dispositive power over 2,156,455 shares, and shared dispositive power over no shares. BlackRock has its principal business office at: 55 East 52nd Street, New York, New York 10022.

(5)

This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares. This amount does not include 198,940 long-term incentive plan (“LTIP”) units held by Mr. Fisher.

(6)	This amount does not include 26,250 LTIP units held by Mr. Craven.
(7)	This amount does not include 32,585 LTIP units held by Mr. Willis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to certain of our officers. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to the Company.

Our compensation program for our named executive officers, Messrs. Fisher, Willis and Craven, consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•	Long-term incentives, in the form of restricted share awards and awards of long-term incentive plan (“LTIP”) units that vest over time;

•	Health and welfare benefits; and

•	Severance arrangements under the executives’ employment agreements.

Elements of Named Executive Officer Compensation

Annual base salary. Base salary is designed to compensate our named executive officers throughout each year. In evaluating base salaries for our named executive officers each year, the Compensation Committee considers each executive’s role and responsibility, unique skills, future potential with the Company, salary levels for similar positions at peer companies, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. For 2014 and 2015, the Compensation Committee engaged an independent compensation consultant, FTI Consulting (the “Compensation Consultant”), to prepare a report recommending compensation levels as compared with a peer group of 13 companies, primarily hotel REITs that are recognized as leading hotel REITs with similar strategies and investors and whose equity market capitalization were similar to the Company’s. Messrs. Fisher, Willis and Craven received annual base salaries for 2014 of $500,000, $335,000 and $335,000, respectively. Based on the recommendations of the Compensation

Consultant and the successful execution of the Company’s business plan, the Compensation Committee recommended, and the full Board approved, increased 2015 annual base salaries for Messrs. Fisher, Willis and Craven to $600,000, $375,000 and $345,000, respectively. Furthermore, at our 2014 Annual Meeting, our shareholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation. This advisory vote was approved by 96% of shares voted and supported the Compensation Committee’s decisions with respect to 2013 and 2014 executive compensation. The companies in each peer group are:

Executive Compensation Peer Group

	Ticker Symbol	Implied Equity Market Capitalization (as of November 28, 2014)(1)
Ashford Hospitality Trust	AHT	$1.15 billion
Chesapeake Lodging Trust	CHSP	$1.86 billion
Choice Hotels International Inc.	CHH	$3.17 billion
Diamondrock Hospitality Company	DRH	$2.92 billion
Felcor Lodging Trust Inc.	FCH	$1.30 billion
Hersha Hospitality Trust	HT	$1.54 billion
LaSalle Hotel Properties	LHO	$4.21 billion
Pebblebrook Hotel Trust	PEB	$3.11 billion
RLJ Lodging Trust	RLJ	$4.34 billion
Ryman Hospitality Properties Inc.	RHP	$2.66 billion
Strategic Hotels and Resorts, Inc.	BEE	$3.30 billion
Summit Hotel Properties, Inc.	INN	$1.01 billion
Sunstone Hotel Investors, Inc.	SHO	$2.36 billion

(1)

Implied equity market capitalization is the market capitalization of common equity, assuming the conversion of all convertible security equity into common equity. Amounts as reported by SNL Financial as of November 28, 2014.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Each year, our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives. For 2014, the Compensation Committee recommended, and the Board approved, annual cash bonuses for Messrs. Fisher, Willis and Craven of $1,000,000, $400,000 and $315,000, respectively.

Restricted Share Awards. We have provided, and expect to provide in the future, awards pursuant to our Equity Incentive Plan.

For 2014, the Compensation Consultant recommended awarding the Company’s named executive officers with a balanced equity compensation grant of (1) 50% of the award in the form of performance-based restricted common shares that would vest ratably over a three-year performance period conditioned upon the Company achieving a total shareholder return of 8% per year and (2) 50% of the award in the form of time-based restricted common shares that vest ratably over a three-year period. Based upon the Compensation Consultant’s recommendations, the Compensation Committee approved 2014 restricted common share awards (i.e., performance-based and time-based)for Messrs. Fisher, Willis and Craven of $1,200,000, $300,000 and $500,000, respectively.

Time-based equity awards are designed to foster equity ownership by our named executive officers in the Company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. Performance-based equity awards are tied to the performance of the Company and are designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value.

In determining future awards under our Equity Incentive Plan, our Compensation Committee will take into account, among other things, the Company’s overall financial performance, the contributions of each of our named executive officers, the long-term equity incentive compensation of officers in similar positions at peer companies, internal pay equity and such other factors as the Compensation Committee may determine to be relevant.

Retirement savings opportunities. We have established and plan to maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.

Health and welfare benefits. We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.

Post-termination pay. As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below, we have entered into employment agreements with each of our named executive officers that provide the officers with compensation if they are terminated without “cause,” they leave the Company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Gerry Goldsmith (Chairman) Miles Berger Joel Zemans

Summary Compensation Table

Name and Principal Position	Year	Base Salary	Bonus(1)	Share Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Jeffrey H. Fisher	2014	$500,000	$1,000,000	$1,101,000	—	—	$35,000	$2,636,000
Chairman, President &	2013	$450,000	$900,000	$917,500	—	—	$35,000	$2,302,500
Chief Executive Officer	2012	$400,000	$575,000	$688,125	—	—	$35,000	$1,698,125

Peter Willis	2014	$335,000	$315,000	$275,250	—	—	$20,000	$945,250
Executive Vice President &	2013	$315,000	$315,000	$275,250	—	—	$20,000	$925,250
Chief Investment Officer	2012	$300,000	$250,000	$229,375	—	—	$20,000	$799,375

Dennis M. Craven	2014	$335,000	$400,000	$458,750	—	—	$20,000	$1,213,750
Executive Vice President &	2013	$315,000	$315,000	$321,125	—	—	$20,000	$971,125
Chief Financial Officer	2012	$300,000	$250,000	$275,500	—	—	$20,000	$845,500

(1)

Any bonus awards are determined at the sole discretion of our Compensation Committee and our Board of Trustees based on our implementation of our business plan and such other factors as the Compensation Committee and the Board may deem appropriate. Amounts for each year were awarded early in the following year.

(2)

Reflects restricted share awards in 2012, 2013 and 2014 to Messrs. Fisher, Willis and Craven with half of the award to be payable in restricted shares and half of the award to be paid in the form of performance-based restricted shares. For the 2012 grants, which were awarded in February 2013, the time-based shares granted were 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven. The 2012 awards also included performance-based awards valued at $375,000 to Mr. Fisher, $125,000 to Mr. Willis, and $150,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. For the 2013 grants, which were awarded in January 2014, the time-based shares granted were 23,555 to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven. The 2013 awards also included performance based awards valued at $500,000 to Mr. Fisher, $150,000 to Mr. Willis, and $175,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. This column does not include grants of time-based shares made in January 2015 for 2014 service which were granted as follows: the time-based shares were granted 19,275 to Mr. Fisher, 4,821 to Mr. Willis and 8,031 to Mr. Craven, nor does it include grants of performance-based shares at the same time in the same amounts. All time-based restricted common share awards vest ratably over the first three anniversaries of the date of grant. Amounts in this column represent the aggregate grant date fair value of the awards made. Amounts were calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718.

(3)

Amounts reported in this column include life, health, and dental premiums paid by the Company on behalf of the named executive officers, and matching contributions to the 401(k) accounts of Messrs. Fisher, Willis and Craven as follows: $10,000 each in 2012, $10,200 each in 2013, and $10,400 each in 2014.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2014 to the named executive officers. The dollar amounts indicated under “Grant Date Fair Value” is the full fair value of each restricted share award computed in accordance with FASB Accounting Standards Codification Topic 718, which, with respect to the value of performance-based restricted share awards, is based on the probable outcome of the performance conditions as of the grant date of the award.

		All Other Share Awards or Units		Estimated Possible Payout Under Equity Incentive Plan Awards (#)
Name	Grant Date			Minimum(3)	Maximum(4)		Grant Date Fair Value
Jeffrey H. Fisher	January 31, 2014	23,517	(1)				$499,971	(5)
	January 31, 2014			—	23,517	(2)	$499,971	(6)
Peter Willis	January 31, 2014	7,056	(1)				$150,011	(5)
	January 31, 2014			—	7,056	(2)	$150,011	(6)
Dennis M. Craven	January 31, 2014	8,232	(1)				$175,012	(5)
	January 31, 2014			—	8,232	(2)	$175,012	(6)

(1)

Reflects restricted share awards granted in 2014 to Messrs. Fisher, Willis and Craven pursuant to our Equity Incentive Plan with half of the award to be payable in time-based restricted shares and half of the award to be paid in the form of performance-based restricted shares based on the attainment of certain performance conditions All 2014 restricted share awards vest ratably over the first three anniversaries of the date of grant. The award is subject to time-based vesting ratably on January 31, 2015, 2016 and 2017.

(2)	The 2014 performance-based awards made to the named executive officers were valued as follows: $500,000 to Mr. Fisher, $150,000 to Mr. Willis, and $175,000 to Mr. Craven.
(3)	Represents performance-based share awards that fail to vest because specified performance metrics are not met.
(4)	Assumes that all performance-based share awards vest due to the achievement of the necessary performance objectives.
(5)	The grant date fair value of the time-based restricted share awards was calculated in accordance with ASC Topic 718 based on the closing share price of $21.26 on January 30, 2014.
(6)	The grant date fair value of the performance-based restricted share awards was calculated in accordance with ASC Topic 718 based on a the closing share price of $21.26 on January 30, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2014.

Name	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Restricted Shares)(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Restricted Shares) ($)
Jeffrey H. Fisher	39,788	(1)	$1,152,658	—		—
	49,450	(2)	$1,432,567	49,449	(3)	$1,432,538
Peter Willis	6,517	(1)	$188,797	—		—
	15,699	(2)	$454,800	15,699	(3)	$454,800
Dennis M. Craven	5,250	(1)	$152,093	—		—
	18,604	(2)	$538,958	18,604	(3)	$538,958

(1)

Reflects the grant of LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our IPO or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the first five anniversaries of the date of grant: April 23, 2011, April 23, 2012, April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012, September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven. Unless and until LTIP units reach parity with common shares, the value of LTIP units can only be estimated. However, for purposes of calculating the market value of LTIP units and restricted common shares that have not vested, the market value per unvested LTIP unit and restricted common share is assumed to be $28.97, the closing market price per common share at the end of the last completed fiscal year, December 31, 2014. This table reflects that he LTIP units for Mr. Craven reached parity with our common shares during 2013 and the LTIP units for Messrs. Fisher and Willis reached parity in 2014.

(2)

Reflects 2011 time-based restricted common share grants, issued on February 23, 2012, which vest ratably on each of the first three anniversaries of the date of grant: February 23, 2013, February 23, 2014, and February 23, 2015; 2012 share grants, issued on January 29, 2013, which vest ratably on each of the first three anniversaries of the date of grant: January 29, 2014, January 29, 2015, and January 29, 2016; and 2013 share grants, issued on January 31, 2014, which vest ratably on each of the first three anniversaries of the date of grant: January 31, 2015, January 31, 2016, and January 31, 2017.

(3)

Reflects 2011 performance-based restricted common share grants, issued on February 23, 2012, which vest ratably on each of the first three anniversaries of the date of grant: February 23, 2013, February 23, 2014, and February 23, 2015; 2012 share grants, issued on January 29, 2013, which vest ratably on each of the first three anniversaries of the date of grant: January 29, 2014, January 29, 2015, and January 29, 2016; and 2013 share grants, issued on January 31, 2014, which vest ratably on each of the first three anniversaries of the date of grant: January 31, 2015, January 31, 2016, and January 31, 2017. This table further assumes that conditions will be met so that performance-based shares will vest and thus are valued at $28.97 as well.

Option Exercises and Shares Vested

The following table summarizes vesting in 2014 of time-based and performance-based restricted common shares and LTIP units previously granted to our named executive officers. The Company has not granted option awards to its named executive officers.

	Share/Unit Awards
Name	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting ($)(2)
Jeffrey H. Fisher	39,788	(3)	$814,858
	36,162	(4)	$1,047,613
Peter Willis	6,517	(3)	$133,468
	12,054	(4)	$349,204
Dennis M. Craven	5,250	(3)	$121,170
	14,464	(4)	$419,022

(1)	Amounts include vested restricted common shares and LTIP units.
(2)

The LTIP units for Messrs. Fisher, Willis and Craven are at parity with our common shares, and thus the market value per vested LTIP unit was assumed in the above to be the closing price per share of our common shares on the vesting date. For Messrs. Fisher and Willis, the closing price per share of our common shares on April 23, 2014 was $20.48, and for Mr. Craven, the closing price per share of our common shares on September 9, 2014 was $28.97. For purposes of calculating the market value of restricted common shares that have vested, the market value per vested restricted common share is assumed to be $28.97, the closing market price per common share at the end of the last completed fiscal year, December 31, 2014. This table assumes that all performance metrics were attained to cause the vesting of the performance-based shares.

(3)

Reflects the vesting of one-fifth of the LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our IPO or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the first five anniversaries of the date of grant: April 23, 2011, April 23, 2012, April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012, September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven.

(4)

Reflects the vesting of time-based and performance-based restricted common shares issued on February 23, 2012, which vest ratably on each of the first three anniversaries of the date of grant: February 23, 2013, February 23, 2014, and February 23, 2015, and restricted common share grants, issued on January 29, 2013, which vest ratably on each of the first three anniversaries of the date of grant: January 29, 2014, January 29, 2015, and January 29, 2016.

Employment Agreements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher, which we entered into in April 2010, had an initial term of three years and has renewed, and will continue to be renewed, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Fisher’s annual base salary was $500,000 for 2014, subject to increase in the discretion of the Board or its Compensation Committee. For 2015, the Compensation Committee ratified an increased annual base salary to $600,000.

Peter Willis and Dennis M. Craven. Our employment agreements with Mr. Willis and Mr. Craven, which we entered into in April and September 2010, respectively, had initial terms of three years and renewed, and will continue to renew, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Willis and Mr. Craven each received 2014 annual base salaries of $335,000, subject to increase in the discretion of the Board or the Compensation Committee. The Compensation Committee approved increased 2015 annual base salaries of $345,000 and $375,000 to Mr. Willis and Mr. Craven, respectively. The employment agreements entitle each of Mr. Willis and Mr. Craven to fringe benefits substantially similar to those afforded to Mr. Fisher, as described above.

Under the employment agreements, Messrs. Fisher, Willis, and Craven are eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Their employment agreements entitle them to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance (including life insurance) or hospital plans).

Each of the employment agreements provides for certain payments in the event that employment ends upon termination by us for “cause,” resignation without “good reason” (as defined below), death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreements define “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in the applicable employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of the officer’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, each of the employment agreements provides for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.

The employment agreements provide for certain severance payments in the event that employment ends upon termination by us without “cause” or resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of the applicable employment agreement or a direction from the Board that the officer act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in duties, functions and responsibilities without his consent or our preventing the officer from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in base salary or annual bonus opportunity or (4) a requirement that the officer relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that the employee has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and the applicable officer resigns within 30 days after the expiration of the cure period. In any such event, the applicable officer is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If the officer signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. The officer shall also be entitled to receive, subject to signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to three times the annual premium or cost paid by us for the officer’ss health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages 33 of our wholly owned hotels and 81 of the hotels owned by our two joint ventures with affiliates of NorthStar, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Potential Payments upon Termination or Change of Control

The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Willis and Craven under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Willis and Craven upon termination of their employment assuming that such termination was effective on December 31, 2014 and also reflect the amendments made in January 2015 to the employment agreements of Messrs. Willis and Craven. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

	Cash Severance Payment ($)	Payment in Lieu of Medical/Welfare Benefits (present value) ($)(4)	Acceleration and Continuation of Equity Awards ($)(5)	Excise Tax Gross-up ($)(6)	Total Termination Benefits ($)
Jeffrey H. Fisher(1)(3)
Involuntary Termination Without Cause(2)	$5,500,000	$35,000	$4,017,791	$—	$9,552,791
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	4,017,791	$—	$4,017,791
Involuntary or Good Reason Termination in Connection With Change In Control(2)	5,500,000	105,000	4,017,791	$—	$9,622,791
Death or Disability	—	—	4,017,791	—	4,017,791
Peter Willis(1)(3)
Involuntary Termination Without Cause(2)	$2,265,000	$20,000	$1,098,397	$—	$3,383,397
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	1,098,397	—	1,098,397
Involuntary or Good Reason Termination in Connection With Change In Control(2)	2,265,000	40,000	1,098,397	—	3,403,397
Death or Disability	—	—	1,098,397	—	1,098,397
Dennis M. Craven(1),(3)
Involuntary Termination Without Cause(2)	$2,605,000	$20,000	$1,230,009	$—	$3,855,009
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	1,230,009	—	1,230,009
Involuntary or Good Reason Termination in Connection With Change In Control(2)	2,605,000	40,000	1,230,009	—	3,875,009
Death or Disability	—	—	1,230,009	—	1,230,009

(1)

The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Willis and Craven upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.

(2)

Amounts in this row are calculated in accordance with the applicable employment agreement as described more fully under “— Employment Agreements” and take into account the amendments made to the employment agreements of Messrs. Willis and Craven in January 2015.

(3)

A termination of employment due to death or disability entitles Messrs. Fisher, Willis and Craven to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding restricted share awards and LTIP unit awards immediately vest upon a termination of employment due to death or disability.

(4)	The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Willis and Craven.

(5)	Pursuant to SEC rules, for purposes of this table, the market value per common share and LTIP unit is assumed to be $28.97, the closing market price per common share on December 31, 2014.
(6)

The employment agreements with Messrs. Fisher, Willis and Craven do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Willis and Craven will receive the total or unreduced benefits.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2014, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders	—	—	2,296,458

Equity compensation plans not approved by security holders	—	—	—

Total			2,296,458

Certain Relationships and Related Transactions

As of March 31, 2015, 33 of our wholly owned hotels and 81 hotels owned by our two joint ventures with affiliates of NorthStar are managed by IHM, which is majority owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and may be renewed for two five-year periods at the option of IHM. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months’ advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of between $1,200 and $1,500 per month per hotel, a revenue management fee of $1,000 per month, per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2014, we paid IHM an aggregate of approximately $5.8 million in management, accounting and revenue management fees and another $161,000 in incentive management fees pursuant to these management agreements.

Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us regarding:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be sold.

Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS Lessees.

We have shared our corporate information technology infrastructure with IHM since January 1, 2011 and also with unconsolidated real estate entities. We and IHM have agreed to a cost-sharing arrangement under which we bear 24% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).

Certain Company employees are shared with unconsolidated real estate entities. Reimbursed costs from unconsolidated real estate entities, comprised of corporate payroll costs of the Innkeepers JV, NewINK JV and Inland JV and an entity which is 2.5% owned by Mr. Fisher, where the Company is the employer, were $2.0 million and $1.6 million for the years ended December 31, 2014 and 2013, respectively. These costs are offset by the cost reimbursements from unconsolidated real estate entities included in revenues.

During 2014, Mr. Fisher entered into joint venture agreement with NorthStar by which Mr. Fisher acquired a 2.5% non-voting interest in Castleblack Owner Holding, LLC (“Castleblack”).

IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.

Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.

From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm by which Mr. Fisher’s daughter is employed.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, are required to report their ownership of common shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to timely file such reports by those due dates during the 2014 fiscal year. To our knowledge, all of our executive officers, trustees, and beneficial owners of more than 10% of our common shares have timely complied with all of the filing requirements applicable to them with respect to transactions during the 2014 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and

Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Glen Gilbert (Chair), Miles Berger and Joel F. Zemans. The Audit Committee appointed, and the Board of Trustees ratified the selection of the Company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The Audit Committee has met with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2014, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communication with Audit Committees).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

The Audit Committee charter provides that:

•

the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditor, that the independent auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the independent auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the independent auditor;

•

the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee; and

•	the Committee has the authority and funding to engage accountants, lawyers and other advisers and experts as it deems necessary.

The Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor. A copy of the Audit Committee charter is posted on the Company’s website at www.chathamlodgingtrust.com. The above summary of the Audit Committee charter is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee recommended, and the Board approved, a procedure for the confidential submission, receipt, retention and treatment of concerns and complaints regarding the Company’s accounting or auditing practices. The Company has contracted with an independent company to establish and maintain, and has widely disseminated the existence and availability of, a seven-day-a-week, twenty-four-hour-a-day toll-free telephone number and website for complaints and concerns regarding accounting or auditing practices. The Company’s General Counsel will promptly conduct an initial screening of any such complaint or concern to assess its legitimacy and significance and determine whether to (i) report the complaint or concern to the Chairman of the Audit Committee, (ii) investigate further, or (iii) close the file. Further investigation would involve consulting appropriate senior management not implicated in the complaint or concern and may involve consulting the Company’s outside counsel and independent auditors. Information on the complaint or concern will be maintained in a confidential file for at least seven years. The Company shall take all appropriate steps to prevent retaliation against any individual because that person submitted a complaint or concern. The General Counsel shall provide to the Audit Committee a quarterly report of all complaints and concerns received and their status. Where a complaint or concern (i) relates to accounting, internal accounting controls or auditing matters or (ii) alleges or otherwise suggests the existence of (a) material inaccuracies in financial reporting, (b) fraud or other intentional misconduct with respect to accounting, auditing or internal control over financial reporting, or (c) material non-compliance with applicable law, the General Counsel shall promptly report the complaint or concern directly to the Chairman of the Audit Committee. Other complaints and concerns will generally be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee will from time to time report to the Board the status of pending investigations and a summary of complaints and concerns during the reporting period.

The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2014.

AUDIT COMMITTEE

Glen Gilbert (Chair)
Miles Berger
Joel F. Zemans

PROPOSAL 2:

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP has served as independent registered certified public accounting firm for the Company and its subsidiaries for the year ended December 31, 2014. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2015, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he or she desires to do so and will be available to respond to appropriate questions.

The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s audit in 2014.

The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2014 and 2013:

	Amount
Type	2014	2013
Audit Fees(1)	$721,800	$892,000
Audit-Related Fees(2)	$209,000	$345,000
Tax Fees(3)	$155,344	$164,900
All Other Fees(4)	$451,800	$1,800

	$1,537,944	$1,453,700

(1)

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by PricewaterhouseCoopers LLP related to our filings with the SEC.

(2)

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Company’s acquired hotels.

(3)

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

(4)

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2014, “Other Fees” included fees related to the evaluation of the two joint venture acquisitions with NorthStar as well as fees related to the audit of the Company’s unconsolidated real estate entities.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.

The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2015 Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to create and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted shares) and long-term incentives (including equity awards that vest over up to five years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Trustees unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

OTHER MATTERS

Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

The Company paid for this proxy solicitation. We hired Wells Fargo Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2016 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than the date which is 120 days prior to the one-year anniversary of the date of this Proxy Statement, or December 19, 2015. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. Our bylaws currently provide that in order for a shareholder proposal to be presented at our 2016 annual meeting of shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices not earlier than the close of business on November 19, 2015, and not later than December 19, 2015. If the

2016 annual meeting of shareholders is scheduled to take place before April 21, 2016 or after June 20, 2016, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2016 annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the 2016 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2016 annual meeting of shareholders is first made by the Company. Any such proposal should be mailed to: Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480, Attn: Secretary.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2014 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing.

GENERAL INFORMATION

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern time, at the office of the Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.

As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Wells Fargo Bank, N.A., Shareholder Services, PO Box 64945, St. Paul, MN 55164-0945, 800-468-9716.

By order of the Board of Trustees,

/s/ Jeffrey H. Fisher

Jeffrey H. Fisher

Chief Executive Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxypush.com/cldt

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – 1-866-883-3382

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Trustees recommends that you vote FOR the following:

1. Election of	01 C. Gerald Goldsmith	03 Joel F. Zemans	☐	Vote FOR	☐	Vote WITHHELD
Trustees	02 Rolf E. Ruhfus			all nominees		from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends you vote FOR the following:

2. Ratification of selection of independent registered public accountants.				☐ For	☐ Against	☐ Abstain

The Board of Trustees recommends you vote FOR the following:

3. Approval, on an advisory basis, of executive compensation.				☐ For	☐ Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CHATHAM LODGING TRUST

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 21, 2015

9:00 AM

The Brazilian Court Hotel

301 Australian Avenue

Palm Beach, FL 33480

CHATHAM LODGING TRUST 50 Cocoanut Row, Suite 211 Palm Beach, FL 33480	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2015.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Dennis Craven and Eric Kentoff, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.